EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

DALLAS, TX, May 14, 2008 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the first quarter ended March 31, 2008. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood and composite decks and related accessories.

For the first quarter ended March 31, 2008, USHS reported new orders increased 9.8% to $33.3 million from $30.3 million in the first quarter 2007. The Company attributed the increase in orders to the effectiveness of its in-store-marketing program which it initiated in June 2007. Revenues in the first quarter 2008 were $31.9 million as compared to $28.1 million in the first quarter 2007. Revenues in markets opened over one year increased 10.6% to $31.1 million from $28.1 million, respectively. The Company’s backlog of uncompleted orders was $25.3 million at March 31, 2008 as compared to $24.0 million at December 31, 2007 and $21.3 million at March 31, 2007.

The Company’s operating expenses increased from $14.1 million in the first quarter 2007 to $16.6 million in the first quarter 2008. A substantial portion of the Company’s operating costs are sales and marketing expenses that vary with revenues. Additionally, the higher operating costs included costs of new sales and installation centers for markets opened in the second and third quarter of 2007, increased sales management and marketing personnel costs, and sales associate hire costs. Net loss from continuing operations in the first quarter 2008 was approximately $4,000, or ($0.00) per share, as compared to net income of $419,000, or $0.05 per share, in the same quarter last year.

Murray Gross, chairman and chief executive officer, commented “We continue to be encouraged with the results from our in-store marketing initiative. This program has proved to be an effective vehicle to penetrate the market and proactively generate prospective customer interest in our products and services. Based on these successes, we are planning to expand the program in 2008. We expect this more robust in-store marketing initiative will help to grow our new orders and resulting revenue.”

Gross continued, “In April 2008 we opened sales and installation centers in the Columbus and Cincinnati markets as part of our expansion into Ohio. We anticipate we will complete opening the Cleveland and Pittsburgh markets late in the second quarter of 2008. These markets, in the aggregate, encompass approximately 96 The Home Depot stores. Additionally, as we previously announced, we are phasing our deck products out of The Home Depot stores and later this month we will begin the transition to marketing our deck products in the Maryland and Northern Virginia markets under our Designer Deck brand.”

“In April we took our first step toward introducing garage organizational systems into select The Home Depot stores. On April 15, 2008, we purchased a 33.33% membership interest in Blue Viking Storage, LLC, a distributor of garage organizational systems and accessories”, said Mr. Gross. “In conjunction with the membership interest, we entered into a marketing consulting agreement with Blue Viking in which Blue Viking will provide us sales and marketing consulting to support our entry and expansion into the garage and home storage industry. We anticipate introducing these products in select The Home Depot stores beginning late in the second quarter. Home organization storage systems, including closet and garage systems, are a growing product category that fits well with our product mix. We believe that garage storage systems is the fastest growing product category in home improvements.”

Mr. Gross concluded, “In March our Board authorized a new program for the repurchase of up to $2 million of our outstanding common stock in the open market. As before, we will make purchases at such prices and time as we determine are appropriate. Based on our current stock price, we believe repurchases of the Company’s stock represent an excellent investment that will provide long-term value to our shareholders.”

USHS previously reported that effective September 30, 2007 it had completed the sale of its consumer finance subsidiary assets. Operating results of its former consumer finance segment have been reclassified as discontinued operations for all periods.

Including discontinued operations, consolidated net loss was approximately $5,000, or $0.00 per share for the first quarter ended March 31, 2008 as compared to net income of approximately $232,000, or $0.03 per share, in the same period last year.

Conference Call Information

Management of USHS will hold a conference call on May 14, 2008 at 4:30 p.m. ET to discuss its first quarter 2008 financial results.

Interested parties may access the call by calling 800-762-9441 from within the United States, or 480-629-9041 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 21, 2008, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), pass code 3875080.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 14, 2008 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

USHS REPORTS FIRST QUARTER 2008 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended March 31,
	2008	2007

Revenues	$31,947	$28,084
Cost of remodeling contracts	15,387	13,361

Gross profit	16,560	14,723

Costs and expenses:
Branch operations	2,164	1,887
Sales, marketing and license fees	11,706	9,876
General and administrative	2,697	2,316
Total costs and expenses	16,567	14,079
Operating income (loss)	(7)	644
Interest expense	41	46
Other income	41	82
Income (loss) from continuing operations before income taxes	(7)	680
Income tax expense (benefit)	(3)	261
Income (loss) from continuing operations	(4)	419
Loss on discontinued operations	(1)	(187)
Net income (loss)	$(5)	$232

Net income (loss) per common share – basic and diluted:
Continuing operations	$0.00	$0.05
Discontinued operations	0.00	(0.02)
Net income (loss) per common share – basic	$0.00	$0.03

Number of weighted-average shares of common stock outstanding – basic	7,632,862	8,248,571
Number of weighted-average shares of common stock outstanding – diluted	7,632,862	8,423,842

USHS REPORTS FIRST QUARTER 2008 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$8,054,418	$11,615,593
Accounts receivable-trade, net of allowance for doubtful accounts of $132,739 and $131,383 respectively	6,175,832	3,792,553
Accounts receivable-other	49,027	99,027
Income tax receivable	1,142,430	1,059,143
Commission advances	1,606,138	1,324,855
Inventories	5,376,878	5,207,705
Prepaid expenses	1,938,768	2,016,672
Deferred income taxes	586,100	645,404

Total current assets	24,929,591	25,760,952

Property, plant, and equipment, net	5,388,069	5,556,963
Goodwill	3,589,870	3,589,870
Other assets	402,866	399,359

Total assets	$34,310,396	$35,307,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,402,279	$5,822,989
Accrued wages, commissions, and bonuses	1,552,546	1,094,465
Federal and state taxes payable	703,566	748,519
Long-term debt, current portion	198,238	189,454
Other accrued liabilities	1,718,476	1,725,094

Total current liabilities	8,575,105	9,580,521
Deferred income taxes	295,450	295,450
Long-term debt, net of current portion	2,628,520	2,672,219

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,640,705 and 8,347,153 shares issued; 7,640,705 and 7,610,060 shares outstanding at March 31, 2008 and December 31, 2007, respectively	7,641	8,347
Additional capital	15,245,660	20,173,056
Retained earnings	7,558,020	7,562,857
Treasury stock, at cost	—	(4,985,306)

Total stockholders’ equity	22,811,321	22,758,954

Total liabilities and stockholders’ equity	$34,310,396	$35,307,144